AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into effective as of December 31, 2008, by and between RF MICRO DEVICES, INC., a North Carolina corporation (the “Company”), and BARRY D. CHURCH (the “Executive”).

WHEREAS, the Executive has been employed by the Company; and

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

WHEREAS, the Company has determined that the best interests of the Company and its shareholders will be served by reinforcing and encouraging the continued dedication of the Executive to his assigned duties without distractions arising from a potential change in control of the Company; and

WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his assigned duties; and

WHEREAS, the Executive and the Company have previously entered into a Change in Control Agreement effective as of March 1, 2001, as amended by Amendment No. 1 thereto dated as of June 9, 2005 (the “Predecessor Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate the Predecessor Agreement to, among other things, (i) comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all guidance promulgated thereunder, including the final Treasury Regulations (collectively, “Code Section 409A”), and (ii) reflect certain current developments and best practices and other revisions agreed to by the parties;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.                  Term of Agreement.  This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) December 31, 2009, if no Change in Control has occurred before that date; provided, however, that commencing on January 1, 2010 and each year thereafter, the term of this Agreement shall automatically be extended for an additional one year unless, not later than October 1 of the previous year, the Company shall have given notice to the Executive that it does not wish to extend this Agreement (such initial period, as it may be extended as described in Section 1(a) herein, being referred to as the “Term”); (b) the termination by either party of the Executive’s employment with the Company for any reason prior to a Change in Control; or (c) the expiration following a Change in Control of two years and the fulfillment by the Company and the Executive of all of their obligations hereunder.  Notice by the Company of its intention not to extend the term of this Agreement and its expiration at the end of the Term shall not constitute termination of employment and the Executive shall not be entitled to the payment of benefits under Sections 4 and 5 unless he is otherwise entitled to such benefits pursuant to the terms herein.  Furthermore, nothing in this Section 1 shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

2.                  Change In Control.

(a)                No compensation shall be payable under this Agreement unless and until (i) there has been a Change in Control of the Company while the Executive is still an employee of the Company and (ii) the Executive’s employment by the Company is terminated for a reason other than one or more of the circumstances specified in Section 3(a)(i) through (v).

(b)               For the purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred on the first to occur of the following:

(i)                  The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, forty percent (40%) or more of the outstanding Common Stock of the Company;

(ii)                The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation or other business entity (for these purposes, each, a “corporation”), in which the holders of the Company’s Common Stock immediately prior to the merger or consolidation have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation outstanding immediately after such merger or consolidation, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or

(iii)               The date there shall have been a change in a majority of the Board of Directors of the Company within a 12‑month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

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3.                  Termination Following Change In Control.

(a)                Termination.  If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the payments provided in Sections 4 and 5 herein upon the termination of the Executive’s employment with the Company within the twenty-four (24) month period following a Change in Control, whether such termination is by the Executive or by the Company, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability (as defined in Section 3(b) below); (iii) the Executive’s Retirement (as defined in Section 3(c) below); (iv) the Executive’s termination of employment by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).  For purposes of this Agreement, the twenty-four (24) month period following a Change in Control shall be referred to as the “Termination Period.”

(b)               Death or Disability.

(i)                  Disability.  In the event that the Executive’s employment terminates because of Disability, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(d) herein) and this Agreement shall terminate upon the Executive’s termination of employment due to Disability; provided, however, that the Executive’s termination of employment due to Disability shall be effective only at the end of thirty (30) days following the delivery of a Notice of Termination (as defined in Section 3(f) below) due to Disability by the Company to the Executive and only if Executive fails to return to the full-time performance of duties by the end of such 30-day notice period.  For the purposes of this Agreement, “Disability” shall mean a physical or mental illness or injury that prevents the Executive from performing the essential functions of his duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least six (6) consecutive months.  The Board of Directors of the Company (the “Board”) shall have sole authority to determine if a Disability exists.

(ii)                Death.  This Agreement shall terminate immediately in the event of the death of the Executive occurring at any time during the Term hereof, and in such event the Company shall have no obligation or liability to the Executive or his legal representatives by reason of such termination (except as may be otherwise provided in Section 4(d) herein).

(c)                Retirement.  In the event that the Executive’s employment terminates due to his Retirement, the Company shall have no obligation or liability to the Executive pursuant to this Agreement upon such termination (except as otherwise provided in Section 4(d) herein), and the Agreement shall terminate upon the Executive’s termination of employment due to such Retirement.  “Retirement” as used in this Agreement shall mean the earlier to occur of (i) the Executive’s normal retirement date under the Company’s tax-qualified retirement plan or any successor plan thereto applicable to the Executive or (ii) the Executive’s retirement date under a contract, if any, between the Executive and the Company providing for his retirement from the employment of the Company or an Affiliate (as defined in Section 11(a) herein) on a date other than such normal retirement date.

(d)               Cause.

(i)                  If the Executive’s employment with the Company is terminated for Cause, the Company shall have no obligation or liability to the Executive under this Agreement (except as may be otherwise specifically provided herein), and this Agreement shall terminate upon the Executive’s termination of employment for Cause.

(ii)                For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following:

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(A)              The willful and continued failure of the Executive to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure after the Executive has received a Notice of Termination without Cause by the Company or has delivered a Notice of Termination for Good Reason to the Company) which has not been corrected within thirty (30) days after a written demand for performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(B)              The Executive’s willfully or recklessly engaging in conduct that damages the business or reputation of Company or any Affiliate;

(C)              The conviction of the Executive by a court of competent jurisdiction of, or a plea by the Executive of “guilty” or “no contest” to, a felony, or any misdemeanor that involves moral turpitude;

(D)              The Executive’s engaging in any act of fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company;

(E)               Any diversion by the Executive of a material business opportunity from the Company for his own personal benefit without written consent of the Board that continues for a period of thirty (30) days after written notice from the Company to the Executive;

(F)               Any willful breach by the Executive of a material term of this Agreement (including but not limited to, any covenant contained in Section 9 of this Agreement) that continues for a period of thirty (30) days after written notice from the Company to the Executive;

(G)              The repeated use of alcohol by the Executive in a manner that materially interferes with the performance of his duties or the illegal use by the Executive of a “controlled substance” (as defined in the North Carolina Controlled Substance Act, N.C. Gen. Stat., Chapter 90, Section 86 to 113.8);

(H)              Any willful and material violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics and other similar codes, policies and guidelines adopted from time to time by the Board (including, but not limited to, those policies related to equal employment opportunity and harassment); or

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(I)                 The Executive’s willful and material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation, including, without limitation, the Executive’s engagement in any willful conduct that results in the Executive’s obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Company’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Cause shall be determined solely by the Board in the exercise of good faith and reasonable judgment; provided, however, that the Executive shall retain the right to contest any determination of Cause through appropriate legal means.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Cause shall not include the Executive’s Disability.

(e)                Good Reason.  The Executive may terminate his employment for Good Reason at any time after a Change of Control during the Termination Period.  For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)                  Any material reduction by the Company without the Executive’s written consent in the Executive’s basic duties and responsibilities;

(ii)                Any material reduction by the Company of the Executive’s base salary, other than a reduction in accordance with the Executive’s written consent or that is part of a salary reduction plan implemented by the Board and applicable on a proportionate basis to all officers or all employees, as the case may be (and not the Executive singly);

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(iii)               Any failure by the Company to continue the Executive’s ability to participate in (A) the Company’s 2003 Stock Incentive Plan or any other equity-based compensation plans established by the Company for the benefit of key employees, (B) any tax-qualified retirement plans sponsored by the Company for the benefit of its employees and any non-qualified deferred compensation plans or arrangements sponsored by the Company for the benefit of certain key employees, or (C) any welfare benefit plans and arrangements sponsored from time to time by the Company for the benefit of its employees, including, without limitation, any life insurance, accident, disability, medical, vision, prescription drug, vacation, sick leave and dental plans, policies or arrangements which are generally available to the employees of the Company (“Welfare Benefit Plans”) and all other similar plans or arrangements which are from time to time made generally available to officers of the Company and in which the Executive participates, unless there are substituted therefor plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits, or any action or inaction by the Company that would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan or successor plan or deprive the Executive of any material fringe benefit enjoyed by the Executive; provided, however, that (X) a reduction in the Executive’s Cash Bonus Plan (“Cash Bonus Plan”) or successor cash incentive compensation plan payments due to the failure to attain certain performance-based objectives, (Y) a reduction in the Executive’s benefits due to the Company’s decision to discontinue the availability of or modify or amend any plan or arrangement for all officers or all employees, as the case may be (and not the Executive singly) or (Z) the substitution for any incentive or bonus plan of an alternate plan or arrangement having a reasonably equivalent opportunity to earn payments comparable to those earned under the current plans, shall not be deemed to constitute “Good Reason” under this Section 3(e)(iii);

(iv)              A relocation of the Company’s principal executive offices to a location in excess of thirty (30) miles from Greensboro, North Carolina without the Executive’s express written consent;

(v)                Any material reduction in the number of paid vacation days to which the Executive is entitled at the time of the Change in Control of the Company (other than a reduction with the Executive’s written consent); or

(vi)              Any failure of the Company without the Executive’s written consent to obtain the assumption of this Agreement by any successor or assignee of the Company (and parent corporation of such successor or assignee, if applicable), as provided in Section 11(a) herein.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason under this Section 3(e) shall cease to be an event constituting Good Reason if the Executive fails to provide the Company with notice of the occurrence of any of the foregoing within the thirty (30) day period immediately following the date on which the Executive first becomes aware of the occurrence of such event or the last occurrence of any event, which taken together with any other event, is alleged to constitute Good Reason.

(f)                 Notice of Termination.  Any termination of the Executive’s employment (i) by the Company due to Disability, Retirement or for Cause or (ii) by the Executive for Good Reason shall be communicated by a Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.  For purposes of this Agreement, no such purported termination by the Company or the Executive shall be effective without such Notice of Termination.

(g)                Date of Termination.  “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period); (ii) if the Executive is terminated by the Company for any other reason, the date on which a Notice of Termination is given (or such later date as is specified in such notice); or (iii) if the Executive terminates for Good Reason, the date on which a Notice of Termination is given (or such later date as is specified in such notice).

4.                  Payment of Compensation upon Termination of Employment.  If, during the Termination Period, the employment of the Executive shall terminate pursuant to a “Qualifying Termination” (as defined herein), then the Company shall provide to the Executive the payments described in this Section 4 and, if applicable, Section 5.  For the purposes of the Agreement, a “Qualifying Termination” means (i) the Company’s termination of the Executive’s employment other than because of death, Disability, Retirement or for Cause, as provided in Sections 3(b), 3(c) and 3(d) herein, or (ii) the Executive’s termination of his employment for Good Reason pursuant to Section 3(e) herein.

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(a)                Cash Payments.  If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to the Executive the following cash payments:

(i)                  Within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws), a lump-sum cash amount equal to the sum of (A) the Executive’s accrued but unpaid base salary through the Date of Termination and any bonus amounts which have been earned or become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s Date of Termination occurs in an amount at least equal to (1) the Executive’s Bonus Amount (as defined below), multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company’s incentive plan for the fiscal year in which the Executive’s Date of Termination occurs and (C) any accrued vacation pay, to the extent not theretofore paid.  The lump-sum cash payment to be made to the Executive pursuant to this Section 4(a)(i) is intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals.

(ii)                A severance benefit (the “Severance Benefit”) payable in accordance with the provisions of this Section 4(a)(ii) equal to the sum of (i) one (1) times the Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination, plus (ii) one (1) times the Executive’s Bonus Amount.    That portion of the Severance Benefit payable to the Executive pursuant to this Section 4(a)(ii) that exceeds the “separation pay limit,” if any, shall be paid to the Executive in a lump sum payment within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws).  The “separation pay limit” shall mean two (2) times the lesser of: (1) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which the Executive’s Date of Termination occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if the Executive had not terminated employment); and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his Date of Termination occurs.  The lump-sum payment to be made to the Executive pursuant to this Section 4(a)(ii) is intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals.  The remaining portion of the Severance Benefit payable to the Executive pursuant to this Section 4(a)(ii) shall be paid in periodic installments over the Compensation Period (as defined herein) in accordance with the normal payroll practices of the Company.  Notwithstanding the foregoing, in no event shall such remaining portion of the Severance Benefit be paid to the Executive later than December 31 of the second calendar year following the calendar year in which Executive’s Termination Date occurs.   The payments to be made to the Executive pursuant to the immediately preceding sentence of this Section 4(a)(ii) are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption).

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(iii)               For purposes of this Section 4(a), “Bonus Amount” shall mean the Executive’s target annual bonus opportunity as defined in the Company’s Cash Bonus Plan or successor cash incentive compensation plan for the year in which his Date of Termination occurs.  The one (1)–year period following the Qualifying Termination of the Executive for which the benefits provided pursuant to Section 4(a) and 4(b) shall be or shall have been provided is referred to herein as the “Compensation Period.”

(b)               Continued Coverage.  If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Executive shall be entitled to the following special benefits:

(i)                  The Executive shall be entitled to participate (treating the Executive as an active employee for this purpose) in the group health plan or program and the group dental plan or program (in each case whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees and their dependents (the “Company Health Care Plan”) during the Compensation Period (the “Continuation Coverage”). The Company shall use its best efforts to provide the Executive and his dependents with the Continuation Coverage under the Company Health Care Plan, including, if necessary, amending the applicable provisions of the Company Health Care Plan and negotiating the addition of any necessary riders to any group health insurance contract.  During the Compensation Period, the Executive shall pay the entire premium required for the Continuation Coverage under the Company Health Care Plan.  The premium required for the Continuation Coverage during the first eighteen (18) months of the Compensation Period (or the entire Compensation Period if the duration of the Compensation Period is less than eighteen (18) months) shall be equal to the premium required by the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), for such Continuation Coverage (the “COBRA Rate”). During the remainder of the Compensation Period, if any, the premium required for the Continuation Coverage shall be the greater of the COBRA Rate or the actuarially determined cost of the Continuation Coverage as determined by an actuary selected by the Company.

(ii)                If at any time during the Compensation Period the Company is unable for whatever reason to provide the Executive with the Continuation Coverage under the Company Health Care Plan, the Company shall use its best efforts to provide the Executive coverage under an individual policy of health insurance (the “Individual Health Care Policy”) providing coverage which is substantially identical to the Continuation Coverage to be provided under the Company Health Care Plan.  In such event, the Executive shall pay the entire premium charged for coverage of the Executive and his dependents under the Individual Health Care Policy.

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(iii)               The Continuation Coverage provided to the Executive and his dependents pursuant to this Section 4(b) is intended to satisfy the continuation of coverage requirements of COBRA.  In the event that the period of Continuation Coverage expires prior to the end of the period of continuation coverage to which the Executive and his dependents would be entitled under COBRA (the “COBRA Period”), the Executive and/or his dependents may elect continuation coverage under COBRA (“COBRA Coverage”) for the remainder of the COBRA Period.  The Executive and/or his dependents shall be responsible for paying the full amount of the premium charged for such COBRA Coverage under the Company Health Care Plan at the COBRA Rate.  Notwithstanding the foregoing provisions of this subsection (iii), in the event that the Continuation Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA, the Executive and/or his dependents shall be entitled to elect COBRA Coverage in lieu of the Continuation Coverage described in this Section 4(b).  In such event, the Executive and/or his dependents shall be responsible for paying the full amount of the premium charged for such COBRA Coverage under the Company Health Care Plan at the COBRA Rate.

(iv)              During the Compensation Period, the Company shall pay to the Executive a monthly special benefit as determined pursuant to the provisions of this subsection (iv) (the “Special Benefit”).  The amount of the monthly Special Benefit shall be equal to that portion of the premium paid by the Executive for the Continuation Coverage that exceeds the amount required to be paid by an “active employee” for his share of the cost of family coverage.  Such Special Benefit shall be paid to the Executive on the 20th day of each calendar month during the Compensation Period, or within ten (10) business days thereafter.  In addition, the Company shall pay to the Executive an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, or other tax imposed upon the Executive as a result of the receipt of the Continuation Coverage and the Special Benefit payment provided for in this Section 4(b).  For purposes of determining the amount of the annual special bonus, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid.  In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 – (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of income tax in the state in which the Executive is domiciled for individuals in the calendar year in which the special bonus is paid).

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The amount of the special bonus shall be determined by the Company’s outside independent accountants.  The determination of the accounting firm shall be final and binding on the Company and the Executive.  The special bonus shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each calendar year during which the Continuation Coverage is provided pursuant to this Section 4(b).

(v)                In addition to participation in the Company Health Care Plan during the Compensation Period, the Executive shall as permitted by Code Section 409A also be entitled to participate (treating the Executive as an “active” employee of the Company for this purpose) during the Compensation Period in the other Welfare Benefit Plans in which he participated immediately prior to his Date of Termination and the benefits under such other Welfare Benefit Plans shall be made available under the same terms and conditions available to active employees (e.g., employee contributions are required for certain benefits that are in effect for active employees who are similarly situated).  Notwithstanding the foregoing, the Company shall be entitled to provide an alternate form of any particular benefit so long as such alternate form of benefit is substantially equivalent and no lapses in coverage of the Executive result from such change in benefits.

(vi)              The Executive’s accrued benefits as of the Date of Termination under any other of the Company’s employee benefit plans shall be paid to the Executive in accordance with the terms of such plans.  In addition, in the event of a Qualifying Termination, the Company shall provide the Executive with one (1) additional year of service credit under all non-qualified retirement plans and excess benefit plans in which the Executive participated as of his Date of Termination.

(c)                Stock Awards.  If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the following shall apply with respect to any stock-based awards granted by the Company.

(i)                  Stock Options and Stock Appreciation Rights.  All Company stock options, stock appreciation rights or similar stock-based awards held by the Executive will be accelerated and exercisable in full as of the Date of Termination, without regard to the exercisability or vesting of such awards prior to the Date of Termination.

(ii)                Restricted Stock.  All restrictions on any restricted stock awards, restricted stock units, performance stock awards or similar stock-based awards granted by the Company, including without limitation any vesting or performance criteria, held by the Executive as of the Date of Termination shall be removed and such awards shall be deemed vested and earned in full.

(d)               Payments Due to Termination Other Than Qualifying Termination.  If, during the Termination Period, the Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws) a lump-sum cash amount equal to the sum of (i) Executive’s accrued but unpaid base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any accrued vacation pay, to the extent not theretofore paid.  The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.  The Executive’s accrued benefits as of the Date of Termination under the Company’s employee benefit plans shall be paid to Executive in accordance with the terms of such plans.

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5.                  Certain Additional Payments by the Company; Code Section 409A Matters.

(a)                Notwithstanding anything in this Agreement to the contrary and subject to the provisions of this Section 5 (including the Safe Harbor Cap described in subsection (b), in the event that the Independent Accountants (as defined below) shall determine that any amount paid or distributed to the Executive pursuant to this Agreement (the “Agreement Payments”) shall, as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Executive from any other plans or arrangements maintained by the Company, or by any other member of the same affiliated group (as defined in Section 1504 of the Code determined without regard to Section 1504(b)) which includes the Company (such other payments together with the Agreement Payments shall be referred to as the “Total Payments”), would more likely than not, in the opinion of the Independent Accountants cause the Executive to be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”), such that the net amount the Executive shall receive after the payment of any Excise Tax shall equal the amount which he would have received if the Excise Tax had not been imposed.  The Gross-Up Payment shall be determined by the Independent Accountants and shall equal the sum of the following:

(1)        The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

(2)        Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this Section 5; and

(3)        Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this Section 5.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid.  In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1  -  (highest marginal rate of federal income taxation for individuals))  x  (highest marginal rate of income tax in the state in which the Executive is domiciled for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

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The Gross-Up Payment shall be paid to the Executive by the Company on or before the date that the Executive is required to pay the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Executive becomes subject to the payment of the Excise Tax.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, as applicable, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined, but in no event later than the last day of the calendar year following the calendar year in which the Executive is required to pay the Excise Tax.  The parties agree that the intent of this Section 5 is that the Executive shall be reimbursed for the Excise Tax on his excess parachute payments and all taxes on that reimbursement.  The intended goal is to place the Executive in the same economic position as if no Excise Tax had been imposed.  The Company will retain an independent accounting firm (the “Independent Accountants”) acceptable to both the Company and the Executive (other than the Company’s regular independent auditors) to calculate the amount of the Gross-Up Payment.  All fees and expenses resulting from the retention of the Independent Accountants shall be paid by the Company.  All determinations made by the Independent Accountants pursuant to this Section 5 shall be binding and conclusive on the Company and the Executive.

(b)               Notwithstanding the foregoing provisions of Section 5(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than five percent (5%) of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Executive shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) and no Gross-Up Payment shall be made to the Executive.  The Company shall determine what items of compensation shall be reduced and shall promptly notify the Executive of such determinations.  If an amount has been paid or distributed to the Executive which should not have been paid or distributed due to the required reduction, the Executive shall promptly return such amount to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code).

(c)                To the extent applicable, the parties hereto intend that this Agreement comply with Code Section 409A including, if applicable, compliance with any exemptions from Code Section 409A.  The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with (or be exempt from) Code Section 409A.  Notwithstanding the amendment provisions of Section 13, the Company shall have unilateral authority to amend this Agreement if necessary to comply with, or be exempt from, Code Section 409A.  The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.  In addition, the parties agree that if (i) if the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof), then (ii) any payments that are considered deferred compensation under Code Section 409A (and are not otherwise exempt from the provisions thereof) cannot be paid to the Executive until the lapse of six (6) months after his separation from service, (iii) any such payments that would otherwise be paid within six (6) months after the Executive’s separation from service shall be paid in lump sum within ten (10) days after the lapse of such six (6) month period and all other payments shall be made as would ordinarily have been made under the provisions of this Agreement.

6.                  Withholding.  The Company shall withhold from any amount payable to the Executive (or to his beneficiary or estate or any other person) hereunder all federal, state, local, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law, rule or regulation.

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7.                  No Right to Continued Employment.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any of its Affiliates, and if Executive’s employment with the Company or an Affiliate shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that, notwithstanding the foregoing, any termination of Executive’s employment during the Termination Period shall be subject to the provisions of this Agreement.

8.                  Offset; No Obligation to Mitigate Damages.

(a)                Offset.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to, and (subject to any Code Section 409A considerations) may be reduced by the amount related to, any right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

(b)               No Obligation to Mitigate.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment (except as otherwise provided in Section 4(b) with respect to the payment of welfare plan benefits).

9.                  Confidentiality; Competition; Solicitation.

(a)                Covenants of Executive.  The Company and the Executive recognize that the Executive’s services are special and unique and that the provisions herein for compensation under Section 4 and Section 5 are partly in consideration of and conditioned upon the Executive’s compliance with the covenants contained in this Section 9.  Accordingly, during the Term of the Agreement and, except as otherwise provided in this Section 9, following the Executive’s termination of employment, the Executive shall be subject to the covenants contained in this Section 9.

(b)               Assistance in Litigation.  The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to the Executive (and without regard to whether the Executive is a party thereto), provided that such assistance shall not conflict or unreasonably interfere with the Executive’s post-Date of Termination personal or professional commitments or obligations.  The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred during his lifetime in connection with the fulfillment of his obligations under this Section 9(b), but in any event no later than forty-five (45) days following the month in which the expense was incurred.  The expenses eligible for reimbursement under this Section 9(b) in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year.  The Executive’s rights under this Section 9(b) shall not be subject to liquidation or exchange for any other benefit.

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(c)                Confidentiality.  As a consequence of his unique position as an officer of the Company, the Executive acknowledges and agrees that he will have broad access to confidential information, that confidential information will in fact be developed by him in the course of performing his duties and responsibilities under this Agreement, and that confidential information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of the Company.  The Executive and the Company have agreed to certain understandings reflected in a separate non-competition, confidentiality, invention or similar agreement or agreements, as such agreement or agreements  may be further amended, modified or restated (collectively, the “ICN Agreement”).  Among other things, the ICN Agreement prohibits the Executive from the unauthorized disclosure of confidential information.  The Executive agrees that the ICN Agreement shall be a part of this Agreement and the terms and provisions of the ICN Agreement are incorporated herein.

(d)               Non-Disparagement.  The Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Company, or its officers, directors, employees, shareholders, representatives or agents.

(e)                Solicitation.  The Executive acknowledges and confirms that the ICN Agreement prohibits him from soliciting the customers and employees of the Company and the Executive agrees to be bound by such prohibitions.

(f)                 Non-Competition.  The Executive acknowledges and agrees that the duties and responsibilities to be performed by him for the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in any action in law.  The Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, the Executive in the course of his employment with the Company will be such that his breach of the covenants contained in this Section 9(f) would immeasurably and irreparably damage the Company regardless of where in the Restricted Area (as defined below) the activities constituting such breach were to occur.  Thus, the Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 9(f) to apply to the Executive’s activities throughout the Restricted Area and for the Restricted Period (as defined below).  In recognition of the special and unusual character of the duties and responsibilities of the Executive and as a material inducement to the Company to continue to employ the Executive in this special and unique capacity, the Executive covenants and agrees that, during the Term and thereafter during the Restricted Period, the Executive shall not, on his own account or as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, directly or indirectly, in one or a series of transactions, engage in or be engaged in, within the Restricted Area, the Business (as defined below) or any business which is competitive with the Business.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive’s employment or engagement as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, of an affiliate, division or business unit of an entity that is not itself engaged in the Business or any business which is competitive with the Business will not violate this Section 9(f) even if another affiliate, business unit or division of such entity is so engaged in the Business or any business which is competitive with the Business.  For purposes of this Section 9(f), the following terms shall have the following meanings:

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(i)                  “Business” means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of designing, developing, manufacturing and marketing radio frequency components and system solutions for mobile communications applications.

(ii)                “Restricted Area” means the United States of America.

(iii)               “Restricted Period” means the Term and the Compensation Period.

(g)                Removal of Materials.  During the Term and at any time thereafter, and except as may be required or deemed necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company, the Executive shall not copy, dispose of or remove from the Company any customer or client lists, software, computer programs or other digital intellectual property, books, records, forms, data, manuals, handbooks or any other papers or writings belonging to the Company.

(h)                Failure to Comply.  In  the event that the Executive shall fail to comply with any provision of this Section 9, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, the Company shall have and may exercise any and all rights and remedies available to the Company at law or otherwise, including but not limited to recovery of money damages and exercising any other rights or remedies available at law to a non-breaching party and obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation.  The Executive hereby agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether the Executive resides or does business in that jurisdiction at the time such injunction is sought or entered.

(i)                  Reasonableness of Restrictions.  The Executive and the Company have each carefully read the provisions of this Section 9 and, having done so, agree that the restrictions set forth in this Section 9 (including, but not limited to, the Restricted Period restriction and the Restricted Area restriction set forth in this Section 9) are fair and necessary to prevent the Executive from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during the Executive’s employment with the Company, and are necessary for the reasonable and proper protection of the Company’s interests.  The Executive acknowledges that the covenants contained in this Section 9 will not cause an undue burden on the Executive.  Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 9 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 9 shall be declared by a court of competent jurisdiction to be overbroad as written, the Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

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(j)                 Notice of Covenants and Subsequent Employment.  The  Executive shall provide any subsequent employer with written notice of the existence and terms of this Section 9 prior to commencing employment with any such subsequent employer.  In addition, if so requested by the Company following the Executive’s Termination of employment, the Executive shall provide notice to the Company of the name of any new employer and all positions held by the Executive with such employer.  Any notice pursuant to this Section 9(j) shall not be required following the expiration of the Restricted Period.

(k)               Preclearance of Subsequent Employment.  The Executive may seek a preclearance from the Company with respect to whether his acceptance of any employment during the Restricted Period would constitute a violation of any of the terms of this Section 9 by providing the Company with a written notice (the “Preclearance Notice”) requesting such preclearance and describing his intent to accept employment with a new employer, which Preclearance Notice shall include the name of the prospective employer, the office, title and position the Executive intends to accept with such prospective employer, a description of the expected major responsibilities and duties that Executive expects to have with such prospective employer and a description of the business engaged or to be engaged in by the business unit or division of the prospective employer to which Executive would be assigned.  Within ten (10) days of its receipt of any Preclearance Notice, the Company shall provide Executive with a written notice as to its good faith position as to whether the prospective employment the Executive intends to accept as described in the Preclearance Notice would or would not constitute a violation of any of the terms of this Section 9, and Executive shall be entitled to rely on the position so taken by the Company in determining whether to accept the new employment.  If the Company fails to provide Executive with written notice of its position within such ten-day period, the Company shall be deemed to have taken the position that such prospective employment by the Executive would not constitute a violation of any of the terms of this Section 9.  Any preclearance of new employment to the Executive provided or deemed provided by the Company pursuant to this Section 9(k) shall be limited to the employment activities as described in the Preclearance Notice and the Company shall remain free to assert its rights under this Section 9 for any activities of Executive that are not described in such Preclearance Notice.

10.              Nonalienability.  No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void.  However, this Section 10 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, as beneficiary to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

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11.              Successors and Assigns.

(a)                The Company.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assignee to its business and/or assets as aforesaid which assumes the obligations of the Company as provided under this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company; provided, however, that the Company will not consolidate or merge into or with another person, or transfer all or a material part of its assets to another person (the “Successor Entity”) unless the Successor Entity shall assume this Agreement, and upon such assumption, the Executive and the Successor Entity shall become obligated to perform the terms and conditions of this Agreement. If at any time during the term of this Agreement the Executive is employed by an Affiliate (as defined herein) of the Company, such indirect employment of the Executive by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Executive were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 and Section 5 hereof, notwithstanding any such indirect employment relationship.  For the purposes of this Agreement, an “Affiliate” of the Company shall mean a corporation or other entity a majority of the voting securities of which is beneficially owned by the Company, or any other corporation or other entity controlling, controlled by, or under common control with the Company.

(b)               The Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary (in accordance with Section 10 herein) or, if there be no such beneficiary, to the Executive’s estate.

12.              Waiver; Governing Law.  The excuse or waiver of the performance of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by a duly authorized representative of the Company.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state.

13.              Entire Agreement; Amendment.  This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and, except as provided below, it supersedes all prior understandings and agreements (including, without limitation, the Predecessor Agreement) between the Executive and the Company with respect to the matters contemplated in the Agreement.  Without limiting the effect of the foregoing, the Executive agrees that this Agreement satisfies any rights he may have had under any prior understanding or agreement (including, without limitation, the Predecessor Agreement) between the Executive and the Company with respect to the subject matters described therein, and the parties agree that the Predecessor Agreement shall be terminated as of the effective date of this Agreement.  The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Executive and the Company (except as otherwise provided under Section 5(c) herein).  Notwithstanding the foregoing or anything to the contrary in the Agreement, neither this Agreement nor any provision hereof shall supersede or otherwise limit the Executive’s or the Company’s rights or obligations pursuant to the ICN Agreement.

14.              No Trust Fund; Unfunded Obligation.  The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive.  The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder.  Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person.  To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

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15.              Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:

If to the Company:

                        RF Micro Devices, Inc.

                        7628 Thorndike Road

                        Greensboro, North Carolina 27409-9421

                        Attention: Chief Financial Officer

            If to the Executive:

                        Barry D. Church

                        7628 Thorndike Road

                        Greensboro, North Carolina 27409-9421

or such other address as either party have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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16.              Jurisdiction, Legal Fees and Expenses.  Any action to enforce any of the provisions of this Agreement shall be brought exclusively in a court of the State of North Carolina or in a Federal court located within the State of North Carolina, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of North Carolina (unless the Company elects to enforce its rights under Section 9(h) in a different jurisdiction).  The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto.  The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement. The Company and the Executive each agree to pay their own legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by them in a claim for relief in any action brought to obtain or enforce any right or benefit provided in this Agreement; provided, that the Executive shall be entitled to payment by the Company of all such fees and expenses paid by the Executive in instituting or defending any action if the court determines that the Executive substantially prevailed in any such action by or against the Company.  In addition, the Company and the Executive agree to pay interest on any money judgment or other award obtained by the other party as a result of any such claim, such interest being calculated at the rate of interest equal to the Prime Rate as published in the Wall Street Journal from time to time from the date that payments to such party should have been made (under this Agreement or as a result of resolution of such claim); provided, however, that no such interest shall be paid to the extent that interest already has been awarded to the prevailing party on such amounts.  Any amounts required to be paid pursuant to this Section 16 shall be paid to the other party within 60 days of the final resolution of such claim giving rise to such fees and expenses.  The expenses eligible for reimbursement under this Section 16 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year.  The Executive’s rights under this Section 16 shall not be subject to liquidation or exchange for any other benefit.

17.              Severability.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

18.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.              Captions; Gender.  The headings and captions contained in the Agreement are intended for convenience of reference only and have no substantive significance.  References to the masculine gender shall include references to the feminine gender, and vice versa.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

                                                                        RF MICRO DEVICES, INC.

By:       /s/ Robert A. Bruggeworth

Printed Name:    Robert A. Bruggeworth

Title:     President & CEO

ATTEST:

      /s/ William A. Priddy, Jr.
Secretary

[Corporate Seal]

EXECUTIVE

              /s/ Barry D. Church

Printed Name:  Barry D. Church

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